Exhibit 99.1

TOREADOR CLOSES

$45 MILLION PRIVATE PLACEMENT OF EQUITY

DALLAS, TEXAS – (March 26, 2007) – Toreador Resources Corporation (Nasdaq:TRGL) announced today the closing on Friday, March 23 of the $45 million private placement of equity previously referenced in the press release dated March 22.  In the transaction, the company issued 2,710,843 shares of common stock to four institutional investors, providing the company with $45 million of gross proceeds at closing.  The company also granted the investors options to purchase an additional $8.1 million aggregate amount of common stock within the next 30-day period.  Net proceeds from the placement will be used to help fund the company’s 2007 exploration and development activities.  Merrill Lynch & Co. acted as exclusive placement agent for the transaction.

The common stock offered in the private placement and the common stock to be issued pursuant to any exercise of the 30 day purchase options have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Toreador has agreed to file a registration statement within 60 days of closing and use its best efforts to have the registration statement declared effective within 150 days of closing to allow the resale of the shares of common stock issued and issuable upon any exercise of the 30 day purchase options.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

(more)

Toreador Closes $45Million Private Placement of Equity,	Page 2 of 2

March 26, 2007

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net